Exhibit 99.4

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Tango Holdings, Inc. (the “Company”) of a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 23, 2021

By:	/s/ Marc A. Beilinson
Name:	Marc A. Beilinson